EXHIBIT 99.1

ELINEAR REPORTS THIRD QUARTER RESULTS AND 130% INCREASE IN REVENUE

HOUSTON, TX -- NOVEMBER 19, 2003 -- eLinear, Inc., (OTC BB: ELIN), an information technology solutions company, today reported a 130% increase in revenue to $10,581,583 and a 163% increase in gross profit for the nine months ended September 30, 2003.

"During this fiscal year we have completed the merger of NetView Technologies, Inc. with eLinear and the acquisition of NewBridge Technologies, Inc.," stated Kevan Casey, CEO of eLinear. "We are extremely pleased with the revenue growth that we have experienced through this quarter and we will continue to focus our efforts on aggressively growing eLinear through internal growth and acquisitions."

Revenue for the third quarter ended September 30, 2003, grew 68% to $3,962,453 compared to $2,355,413 for the comparable 2002 period. Gross profit increased by 72% from $348,954 to $599,911 and eLinear reported a net loss of $233,362 compared to net income of $140,524 for the 2002 period. Revenue for the nine months ended September 30, 2003, increased by 130% to $10,581,583 compared to $4,600,537 for the comparable 2002 period. During the nine months ended September 30, 2003, eLinear achieved a gross profit of $1,777,383 compared to $675,204 over the comparable 2002 period, which was an improvement of 163%. eLinear reported a net loss of $257,266 for the nine months ended September 30, 2003. This compares to net income of $165,366 for the comparable 2002 period. The primary components resulting in the loss for the current nine-month period were non-cash charges associated with certain stock issuances related to the merger, merger costs and increased activity of ongoing operations.

                                  Summary of Operating Results
                                  ----------------------------

                              Three Months Ended September 30,        Nine Months Ended September 30,
                          -----------------------------------------------------------------------------
                                 2003                2002               2003                2002
                          ------------------  ------------------  -----------------  ------------------
Revenue                   $       3,962,453   $       2,355,413   $     10,581,583   $       4,600,537
Cost of sales                     3,362,542           2,006,459          8,804,200           3,925,333
                          -----------------------------------------------------------------------------
    Gross profit                    599,911             348,954          1,777,383             675,204
Operating expenses                  862,334             206,171          2,057,522             502,268
                          -----------------------------------------------------------------------------
Operating income (loss)            (262,423)            142,783           (280,139)            172,936
Interest and other                   29,061              (2,259)            22,873              (7,570)
                          -----------------------------------------------------------------------------
Net income (loss)         $        (233,362)  $         140,524   $       (257,266)  $         165,366
                          =============================================================================

ABOUT ELINEAR, INC.
eLinear, Inc. is a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software, network and storage solutions and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. NetView Technologies, Inc., a subsidiary of eLinear, is a proven information technology solutions provider for the commercial and institutional market. eLinear and its subsidiaries, NetView Technologies and NewBridge Technologies, are now projecting revenue for fiscal 2003 of $13,800,000. eLinear has a customer base that includes small, medium and large corporate and institutional customers primarily in Houston, Texas.

SAFE  HARBOR  STATEMENT
This press release contains statements that may constitute forward-looking statements. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB for the year ended December 31, 2002, and its Quarterly
Report on Form 10-QSB for the quarter ended September 30, 2003. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Kevan Casey, CEO
Phone:  (713) 896-0500
e-mail:  investorrelations@elinear.com


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